MUELLER GROUP, LLC EXECUTIVE SEVERANCE PLAN (Effective January 1, 2020) PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

MUELLER GROUP, LLC
EXECUTIVE SEVERANCE PLAN

TABLE OF CONTENTS

Page

ARTICLE I	**ESTABLISHMENT AND PURPOSE OF THE PLAN**	**4**
1.1	Establishment of the Plan	4
1.2	Purpose of Plan	4
1.3	Administration of Plan	4
1.4	Type of Plan	4
1.5	Effective Date	5
ARTICLE II	**DEFINITIONS**	**5**
2.1	Accounting Firm	5
2.2	Affiliate	5
2.3	Base Salary	5
2.4	Benefits Multiple	5
2.5	Board	5
2.6	Cause	5
2.7	Change in Control	6
2.8	CiC Severance Formula	7
2.9	Code	7
2.10	Committee	7
2.11	Company	7
2.12	Eligible Employee	8
2.13	ERISA	8
2.14	Excise Tax	8
2.15	General Severance Formula	8
2.16	Good Reason	8
2.17	Inventions	9
2.18	Net After-Tax Receipt	9
2.19	Outplacement Services Benefit	9
2.20	Parachute Value	9
2.21	Participant	10
2.22	Participation Agreement	10
2.23	Payment	10
2.24	Protected Information	10
2.25	Qualified Termination of Employment	10
2.26	Reduced Amount	10
2.27	Safe Harbor Amount	10
2.28	Separation Payment	10
2.29	Share	10
2.30	Target Bonus	11
2.31	Value	11

EXECUTIVE SEVERANCE PLAN (2020) Page i

EXECUTIVE SEVERANCE PLAN (2020) Page ii ARTICLE III PARTICIPATION ....................................................................................... 11 3.1 Participation ......................................................................................................... 11 ARTICLE IV TERMINATION OF EMPLOYMENT OF PARTICIPANTS ............... 11 4.1 Termination of Employment of Participants........................................................ 11 ARTICLE V PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT .......................................................................................... 11 5.1 Cash Separation Payment Outside of a Change in Control ................................. 11 5.2 Cash Separation Payment and Benefits in Connection with a Change in Control ................................................................................................................. 12 5.3 Release and Waiver of Claims ............................................................................. 13 5.4 Accelerated Vesting ............................................................................................. 13 5.5 Exemption from and Compliance with Code Section 409A ................................ 15 ARTICLE VI CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY ........ 17 6.1 Determination of Need for Reduction .................................................................. 17 6.2 Reduced Payments ............................................................................................... 17 ARTICLE VII RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS ........... 18 7.1 Restrictive Covenants .......................................................................................... 18 7.2 Noncompete ........................................................................................................ 19 7.3 Nonsolicitation of Employees ............................................................................. 19 7.4 Nondisclosure of Confidential Information ........................................................ 20 7.5 Nondisparagement ............................................................................................... 20 7.6 Return of Information and Other Property.......................................................... 20 7.7 Assignment/Cooperation..................................................................................... 21 7.8 Breach of Restrictive Covenants .......................................................................... 21 ARTICLE VIII OTHER TERMS AND CONDITIONS ..................................................... 22 ARTICLE IX NONASSIGNABILITY ............................................................................... 22 ARTICLE X UNFUNDED PLAN ..................................................................................... 22 ARTICLE XI MITIGATION AND SETTLEMENT OF CLAIMS ................................ 23 11.1 No Duty to Mitigate ............................................................................................. 23 11.2 Mandatory Arbitration ......................................................................................... 23 11.3 Full Settlement ..................................................................................................... 23 ARTICLE XII TERMINATION AND AMENDMENT OF THIS PLAN ....................... 23 12.1 Amendment and Termination of the Plan ............................................................ 23 12.2 Participant Rights ................................................................................................. 23 ARTICLE XIII SUCCESSORS ............................................................................................. 24 ARTICLE XIV CLAIMS PROCEDURES ........................................................................... 24 15.1 Claims Procedure ................................................................................................. 24

EXECUTIVE SEVERANCE PLAN (2020) Page iii 15.2 Notice of Denial ................................................................................................... 24 15.3 Right to Review ................................................................................................... 25 15.4 Application for Review ........................................................................................ 25 15.5 Hearing ................................................................................................................. 25 15.6 Notice of Hearing ................................................................................................. 25 15.7 Counsel ................................................................................................................ 25 15.8 Decision on Review ............................................................................................. 25 15.9 Filing a Claim ...................................................................................................... 26 ARTICLE XV ERISA RIGHTS ........................................................................................... 26 ARTICLE XVII MISCELLANEOUS .................................................................................... 27 EXHIBIT “A” Error! Bookmark not defined. EXHIBIT “B” 32

EXECUTIVE SEVERANCE PLAN (2020) Page 4 MUELLER GROUP, LLC EXECUTIVE SEVERANCE PLAN ARTICLE I ESTABLISHMENT AND PURPOSE OF THE PLAN 1.1 Establishment of the Plan. Mueller Group, LLC (the “Company”) hereby establishes a severance plan for its Eligible Employees, to be known as the Mueller Group, LLC Executive Severance Plan (the “Plan”). Notwithstanding anything in this Plan to the contrary, upon the signing on the Participation Agreement by Participant, this Plan shall terminate and supersede any prior existing employment agreement and/or other severance agreement between Company and its Affiliates and the Participant. Capitalized terms in this Article I not otherwise defined in Article I shall have the meaning ascribed to such term in Article II. 1.2 Purpose of Plan. The purpose of this Plan is to provide temporary income replacement to Eligible Employees who are involuntarily terminated by the Company or an Affiliate and to assure that the Company and its Affiliates will have the continued dedication of, and the availability of objective advice and counsel from, the Eligible Employees notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company. In the event the Company receives any proposal from a third person concerning a possible business combination with the Company, or acquisition of the Company’s equity securities, or otherwise considers or pursues a transaction that could lead to a Change in Control, the Board of Directors of the Company believes it imperative that the Company and the Board be able to rely upon Eligible Employees to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility. Should the Company receive or consider any such proposal or transaction, in addition to their regular duties, such Eligible Employees may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate. 1.3 Administration of Plan. The Committee shall administer the Plan and shall have the power, subject to, and within the limitations of, the express provisions of the Plan, including, but not limited to, the power to (A) make all necessary, desirable, convenient or expedient determinations with respect to the Plan, (B) construe and interpret the Plan, and (C) without limiting any other provision of the Plan, the Committee may delegate its duties and powers hereunder in whole or in part to any subcommittee or individual as it deems appropriate. The Committee shall be the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined by ERISA. 1.4 Type of Plan. This Plan is intended to be an employee welfare benefit plan for severance benefits within the meaning of Section 3(1) of ERISA.

EXECUTIVE SEVERANCE PLAN (2020) Page 5 1.5 Effective Date. The effective date of this Plan is January 1, 2020. ARTICLE II DEFINITIONS As used in this Plan, the following terms shall have the following respective meanings: 2.1 Accounting Firm. Such certified public accounting firm designated by the Committee. 2.2 Affiliate. The Company and any company, person, or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code Section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code Section 414(o) and regulations promulgated thereunder. 2.3 Base Salary. The base salary of an Eligible Employee at his or her stated rate on his or her Qualified Termination of Employment without regard to any reduction prior to the Qualified Termination of Employment that was the basis for a Good Reason resignation. Base Salary does not include overtime pay or other remuneration. The method of determining an Eligible Employee’s Base Salary shall be determined by the Committee in the event of any question related to Base Salary. 2.4 Benefits Multiple. The benefits multiple that is assigned to each Participant and disclosed on Exhibit A. 2.5 Board. The Board of Directors of the Company. 2.6 Cause. A Participant engaging in any of the following activities: (A) Willful failure to perform his or her duties and responsibilities; (B) Embezzlement, fraud, or misappropriation against or with respect to the Company, its Affiliates and/or their assets; (C) Conviction of a felony charge or a plea of guilty or nolo contendre to a felony charge under State or Federal law or discovery by the Employer of such a conviction or plea that occurred within the last ten (10) years and was not previously disclosed to the Employer; (D) Reporting to work while possessing illegal drugs, intoxicants or lawful medication for which the Participant does not have a prescription (other than over-the-counter medication) in any amount or quantity;

EXECUTIVE SEVERANCE PLAN (2020) Page 6 (E) Reporting to work or performing work while impaired by alcohol or under the influence of drugs or other intoxicants, including failure or refusal to take a test as required by a Company or Affiliate policy; provided, however, the Participant can use over the counter or prescription drugs according to the direction for use for such medication provided that the Participant is able to safely and effectively perform his duties; (F) Unlawful trading in the securities of any corporation (including the Company) based on information gained as a result of the Participant’s performance of services for the Company or an Affiliate; (G) Violation of any of the corporate policies, work rules or standards of the Company or an Affiliate, including but not limited to the Code of Conduct, sexual harassment policy and insider trading policy, or violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; or (H) Willful disclosure to unauthorized persons of confidential information or trade secrets of the Company or an Affiliate, other than reporting any violation, or suspected violation, of any State or Federal law to the appropriate governmental agency, including, without limitation, reporting any violation of any securities laws to the Securities and Exchange Commission or disclosure in the context of an investigation or proceeding conducted by any government agency against the Company or any Affiliate, including, without limitation, for retaliation for reporting any violation, or suspected violation, of any State or Federal law. 2.7 Change in Control. Any of the following events: (A) Acquisition of Substantial Percentage. The acquisition by any person of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (iv) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.7(C) hereof; (B) Change in Majority of Board Members. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason other than retirement, death or disability to constitute at least a majority of the Board, provided that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual

EXECUTIVE SEVERANCE PLAN (2020) Page 7 were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a person other than the Board; (C) Reorganization, Merger or Consolidation. Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Affiliates) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (B) of this Section) at the time of the execution of the initial Participation Agreement or of the action of the Board providing for such Business Combination; or (D) Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. 2.8 CiC Severance Formula. The CiC severance formula that is assigned to each Participant and disclosed on Exhibit A. 2.9 Code. The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder. 2.10 Committee. The Compensation and Human Resources Committee of the Board, or, if no Compensation and Human Resources Committee exists, then the full Board, or a committee of the Board members, as appointed by the full Board to administer this Plan. 2.11 Company. Mueller Group, LLC, a Delaware limited liability company.

EXECUTIVE SEVERANCE PLAN (2020) Page 8 2.12 Eligible Employee. Those key employees of the Company and its Affiliates who are from time to time designated by the Chief Executive Officer as eligible to participate in the Plan. Notwithstanding the above, the Committee may approve criteria for the Chief Executive Officer to use for eligibility purposes of the Plan and shall have the sole authority to approve participation in the Plan by Section 16 Officers of the Company. The current list of Eligible Employees as of the effective date of the Plan is set forth in Exhibit A attached hereto. If an Eligible Employee incurs a termination of employment that is not a Qualified Termination of Employment, the individual will cease to be an Eligible Employee. The Company may update Exhibit A at any time to reflect the then current Eligible Employees, without formally amending the Plan. 2.13 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time. 2.14 Excise Tax. The excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such excise tax. 2.15 General Severance Formula. The general severance formula that is assigned to each Participant and disclosed on Exhibit A. 2.16 Good Reason. Any of the following: (A) the assignment to the Participant of any duties diminishing the Participant’s position as an employee or officer of the Company or a substantial adverse alteration in the nature of the Participant’s responsibilities and position from those in effect immediately prior to the Change in Control; (B) a material reduction by the Company of the Participant’s annual Base Salary as in effect immediately prior to the Change in Control, except for across-the-board salary reductions similarly affecting all Eligible Employees; (C) without the express written agreement of the Participant, any assignment or change in duties that would require the relocation of the Participant’s principal work place to a location that is more than fifty (50) miles from the Participant’s principal work place immediately prior to a Change in Control of the Company; provided however, the relocation of the Participant’s principal work place must also increase the regular commute distance between the Participant’s residence and work place by more than fifty (50) miles (one-way); (D) the failure of the Company to obtain satisfactory agreement from any successor entity to assume and agree to perform the obligations under this Plan; (E) the failure of the Company to continue in effect, or continue the Participant’s participation in, any compensation plan in which the Participant participates immediately prior to the Change in Control which is material to the Participant’s total compensation and such failure diminishes the Participant’s total compensation (including but not limited to the Company’s stock option, incentive compensation, and bonus plans);

EXECUTIVE SEVERANCE PLAN (2020) Page 9 (F) the failure by the Company to continue to provide the Participant with benefits in the aggregate at least as favorable to those enjoyed by the Participant under any of the Company’s pension, life insurance, medical, health and accident, or disability plans, or other fringe benefit plans or arrangements, in which the Participant was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce such benefits and fringe benefits in the aggregate, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or (G) any uncured material breach by the Company of this Plan; The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. However, to terminate employment for Good Reason, (1) the Participant must give the Committee written notice setting forth the circumstances of the act or failure to act alleged to constitute Good Reason within ninety (90) days after the occurrence of such event and stating that the Participant has determined that such act or failure constitutes “Good Reason” hereunder, (2) the Company must fail to correct such act or failure within thirty (30) days after it receives such notice from the Participant (“Cure Period”), and (3) the Participant must actually terminate his or her employment no later than thirty (30) days after the end of the Cure Period. 2.17 Inventions. All designs, discoveries, improvements, ideas, and works of authorship, whether or not patentable, trademarkable or copyrightable, including, without limitation, any novel or improved products, software, computer programs, processes, machines, promotional and advertising materials, data processing systems, circuits, mask works, flowcharts, algorithms, drawings, blue prints, schematics and other manufacturing and sales techniques, that either (i) related to (A) the business of the Company or any of its Affiliates or (B) the actual or demonstrably anticipated research or development of the Company or any of its Affiliates, (ii) result from any work performed by Participant for the Company or any of its Affiliates or (iii) are developed using property or assets of the Company or its Affiliates. 2.18 Net After-Tax Receipt. The Value of a Payment, net of all taxes imposed on a Participant with respect thereto, including, without limitation, under Code Sections 1 and 4999. 2.19 Outplacement Services Benefit. The outplacement services benefit that is assigned to each Participant and disclosed on Exhibit A. 2.20 Parachute Value. With respect to a Payment, the present value as of the date of the Change in Control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

EXECUTIVE SEVERANCE PLAN (2020) Page 10 2.21 Participant. An Eligible Employee who is a party to a Participation Agreement which has not been terminated in accordance with the terms of this Plan. 2.22 Participation Agreement. An agreement to participate in the Plan in substantially the form shown as Exhibit B hereto. 2.23 Payment. Any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise. 2.24 Protected Information. Proprietary business and other information of the Company and its Affiliates which is confidential and not generally known to, or readily ascertainable by, competitors of the Company or its Affiliates including, but not limited to: customer lists (including lists of potential customers); information regarding customer relationships, needs, or practices; skills, experience, compensation, incentives, and evaluations for employees; nonpublic financial information; sources of supply; processes; strategic plans; business methods; investment strategies and plans; sales and marketing plans and materials; future market and product plans; pricing information; research and development techniques, processes, product development, work processes or methodologies; analytical analyses; product analyses; inventions, formulas, or techniques; efficiency data and testing data; technology; drawings, engineering, code, code writing, software and hardware development and platform information; and internal memoranda and policies; provided, however, that information that is (i) in the public domain (other than as a result of a breach of this Plan or other unlawful means), (ii) approved for immediate release by the Company for use and disclosure without restriction, (iii) lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company or its Affiliates, or (iv) independently developed without reliance on other Protected Information is not Protected Information. 2.25 Qualified Termination of Employment. A Participant shall incur a Qualified Termination of Employment if the Participant’s employment with the Company and its Affiliates is involuntarily terminated without Cause or the Participant voluntarily terminates employment for Good Reason. 2.26 Reduced Amount. With respect to a Participant, the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After-Tax Receipts which are equal to or greater than the Net After-Tax Receipts which would result if the Participant were paid the sum of all Separation Payments. 2.27 Safe Harbor Amount. The amount that is equal to 2.99 multiplied by a Participant’s “base amount” as such term is defined in Code Section 280G. 2.28 Separation Payment. With respect to a Participant, a Payment paid or payable to the Participant pursuant to this Plan (disregarding Article VI of this Plan). 2.29 Share. A share of Series A common stock of the Company, par value $0.01 per Share.

EXECUTIVE SEVERANCE PLAN (2020) Page 11 2.30 Target Bonus. With respect to a Participant, the Participant’s annual bonus opportunity assuming the achievement of target performance under any Company-maintained annual incentive plan in effect on the date of the Participant’s Qualified Termination of Employment or, if greater, in effect on the date of a Change in Control; provided, however, if the Participant’s annual bonus is discretionary, then the Participant’s target annual bonus opportunity shall be deemed equal to one hundred percent (100%) of Participant’s Base Salary. 2.31 Value. With respect to a Payment, the economic present value of a Payment as of the date of the Change in Control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4). ARTICLE III PARTICIPATION 3.1 Participation. Upon designation as an Eligible Employee, the Eligible Employee shall be offered a Participation Agreement and upon execution and delivery thereof by the Eligible Employee, such Eligible Employee shall become a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon the termination of the Participant’s Participation Agreement, the termination of the Plan, the termination of the Participant’s employment (other than due to a Qualified Termination of Employment), or payment of all amounts due hereunder. ARTICLE IV TERMINATION OF EMPLOYMENT OF PARTICIPANTS 4.1 Termination of Employment of Participants. Nothing in this Plan shall be deemed to entitle a Participant to continued employment with the Company and its Affiliates and the rights of the Company to terminate the employment of a Participant shall continue as fully as though this Plan were not in effect, provided that any Qualified Termination of Employment shall entitle the Participant to the benefits herein provided. In addition, nothing in this Plan shall be deemed to entitle a Participant under this Plan to any rights, or to payments under this Plan, with respect to any plan in which the Participant was not a Participant prior to a Qualified Termination of Employment. ARTICLE V PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT 5.1 Cash Separation Payments. (A) Subject to Section 5.3 and Article VII hereof, if a Participant in Group A or Group B incurs a Qualified Termination of Employment at any time during the Participant’s employment, including prior to, during or after a Change in Control, such Participant shall (i) be paid a lump sum cash payment equal to the amount determined under the Participant’s General Severance Formula, with such

EXECUTIVE SEVERANCE PLAN (2020) Page 12 payment made on the sixtieth (60th) calendar day following the Participant’s Qualified Termination of Employment, (ii) receive a payment in the amount specified in Section 5.2(C) herein and (iii) receive outplacement services provided by a vendor chosen by the Participant and approved by the Company for a period specified in Exhibit A. The outplacement vendor’s fees shall be paid directly by the Company and such payments shall not exceed the Participant’s Outplacement Services Benefit. (B) Subject to Section 5.3 and Article VII hereof, if a Participant, other than the Participants in Group A or Group B, incurs a Qualified Termination of Employment prior to a Change in Control or after the CiC Protection Period (defined below), the Participant shall (i) be paid a lump sum cash payment equal to the amount determined under the Participant’s General Severance Formula, with such payment made on the sixtieth (60th) calendar day following the Participant’s Qualified Termination of Employment, (ii) receive a payment in the amount specified in Section 5.2(C) herein and (iii) receive outplacement services provided by a vendor chosen by the Participant and approved by the Company for a period specified in Exhibit A. The outplacement vendor’s fees shall be paid directly by the Company and such payments shall not exceed the Participant’s Outplacement Services Benefit. 5.2 Cash Separation Payments and Benefits in Connection with a Change in Control. Subject to Section 5.3 and Article VII hereof, if a Participant, other than the Participants in Group A or Group B (which are governed solely by the benefits specified in Section 5.1(A)), incurs a Qualified Termination of Employment during the twenty-four (24) month period following a Change in Control (“CiC Protection Period”), the Participant shall be entitled to the following benefits: (A) Cash Severance Amount. A lump sum cash payment equal to the amount determined under the Participant’s CiC Severance Formula and paid on the sixtieth (60th) calendar day following the Participant’s Qualified Termination of Employment. (B) Pro Rata Bonus Amount. A lump sum cash payment equal to the Participant’s Target Bonus, adjusted on a pro rata basis based on the number of days Participant was actually employed during the applicable performance period in which Participant incurred a Qualified Termination of Employment and paid on the sixtieth (60th) calendar day following the Participant’s Qualified Termination of Employment. (C) Medical and Life Insurance Benefits. A lump sum cash payment equal to the product of (i) the Participant’s Benefits Multiple and (ii) the monthly Company contribution or subsidy for Participant’s medical, dental, vision and group term- life insurance coverage and paid on the sixtieth (60th) calendar day following the Participant’s Qualified Termination of Employment. For purposes of calculating this amount, the Company contribution or subsidy shall be based on the same

EXECUTIVE SEVERANCE PLAN (2020) Page 13 coverage level and cost to Participant as in effect immediately prior to Participant’s Qualified Termination of Employment. (D) Outplacement Services. Outplacement services provided by a vendor chosen by the Participant and approved by the Company for a period specified in Exhibit A. The outplacement vendor’s fees shall be paid directly by the Company and such payments shall not exceed the Participant’s Outplacement Services Benefit. 5.3 Release and Waiver of Claims. As a condition to receiving payments and benefits under Sections 5.1 or 5.2 hereof, a Participant shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and shareholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company (“Release Agreement”). Participant must also execute an agreement under which the Participant acknowledges the restrictive covenants and other obligations set forth in Article VII and agrees to be bound by and comply with such restrictive covenants and other obligations (“Restrictive Covenants Agreement”). The Release Agreement and Restrictive Covenants Agreement must be executed by a Participant, provided to the Company, and the Release Agreement must become irrevocable, prior to the sixtieth (60th) day following the Participant’s Qualified Termination of Employment. If a Participant fails to comply with the requirements set forth in this Section 5.3, the Participant shall forfeit any and all payments and benefits that might otherwise have been due the Participant under Section 5.1 or 5.2 hereof. 5.4 Accelerated Vesting and Settlement of Equity Awards. Upon a Change in Control all then-outstanding equity awards held by a Participant shall immediately vest and be settled in accordance with paragraphs (A), (B), (C) and (D) below, notwithstanding any provision to the contrary as set forth in any applicable award agreement. Provided, however, that the immediately preceding sentence shall not apply to the extent that another award meeting the requirements of paragraph (E) below (“Replacement Award”) is provided to the Participant to replace an equity award (“Replaced Award”) subject to paragraphs (A), (B), (C) or (D) below: (A) Outstanding Equity Awards (other than a Stock Options and Stock Appreciation Rights) Subject Solely to a Service Condition. Upon a Change in Control, a Participant’s then-outstanding equity awards, other than stock options and stock appreciation rights (SARs), that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Affiliate shall become fully vested and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within sixty (60) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A). (B) Outstanding Stock Options and SARs Subject Solely to a Service Condition. Upon a Change in Control, a Participant’s then-outstanding stock options and SARs that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any

EXECUTIVE SEVERANCE PLAN (2020) Page 14 Affiliate shall immediately become fully vested and exercisable over the exercise period set forth in the applicable award agreement. Notwithstanding the immediately preceding the sentence, the Committee may elect to cancel such outstanding stock options or SARs and pay the Participant, within sixty (60) days of the Participant’s Qualified Termination of Employment an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company shareholders do not receive any consideration as a result of the Change in Control, the fair market value of a Share on the day immediately prior to the Change in Control) over (ii) the exercise price of such stock options or such SARs, multiplied by the number of Shares subject to each such Award in accordance with Code Section 409A to the extent applicable. No payment shall be made to a Participant for any stock option or SAR if the exercise price for such stock option or SAR, respectively, exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control. (C) Outstanding Equity Awards (other than Stock Options and SARs) Subject to a Performance Condition. Upon a Change in Control, a Participant’s then- outstanding equity awards, other than stock options and SARs, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions (“Performance Awards”) shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved (except to the extent a tranche of a Performance Award was “earned” based on achieved performance during a lesser included period within a multi-year performance period, such earned Performance Award shall immediately vest and all performance conditions shall be deemed satisfied based on such achieved performance) and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within sixty (60) days following such Change in Control (except to the extent that settlement of such awards must be made pursuant to its original schedule in order to comply with Code Section 409A). (D) Outstanding Stock Options and SARs Subject to a Performance Condition. Upon a Change in Control, a Participant’s then-outstanding stock options and SARs that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions, shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved and shall be exercisable over the exercise period set forth in the applicable award agreement. Notwithstanding the immediately preceding the sentence, the Committee may elect to cancel such outstanding stock options or SARs and pay the Participant, within sixty (60) days of the Participant’s Qualified Termination of Employment an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company shareholders do not receive any consideration as a result of the Change in Control, the fair market value of a Share on the day

EXECUTIVE SEVERANCE PLAN (2020) Page 15 immediately prior to the Change in Control) over (ii) the exercise price of such stock options or such SARs, multiplied by the number of Shares subject to each such Award in accordance with Code Section 409A to the extent applicable. No payment shall be made to a Participant for any stock option or SAR if the exercise price for such stock option or SAR, respectively, exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control. (E) Definition of Replacement Award. An equity award shall meet the conditions of this paragraph (E) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (or, it is of a different type as the Replaced Award, provided that the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control (or, in lieu of equity securities, the cash equivalent of the Replaced Award); (iv) its terms and conditions comply with paragraph (F) below; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this paragraph (E) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. (F) Terms and Conditions of Replacement Awards. Upon a Participant’s Qualified Termination of Employment occurring at any time during the CiC Protection Period following the Change in Control, all Replacement Awards held by the Participant shall become fully vested and free of restrictions and, in the case of Replacement Awards in the form of (i) stock options or SARs shall be fully exercisable, (ii) performance-based awards shall be deemed to be satisfied at the target level and paid within sixty (60) days of such Qualified Termination of Employment, (iii) service-based equity awards (other than stock options or SARs) shall be paid within sixty (60) days of such Qualified Termination of Employment. Notwithstanding the foregoing, with respect to any equity award that is considered deferred compensation subject to Code Section 409A, settlement of such equity award shall be made pursuant to its original schedule if necessary to comply with Code Section 409A. 5.5 Exemption from and Compliance with Code Section 409A. (A) It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy,

EXECUTIVE SEVERANCE PLAN (2020) Page 16 to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties intend that all the benefits and payments provided under the Plan shall be exempt from, or comply with, the requirements of Code Section 409A. (B) To the extent required by Code Section 409A, all references to “termination of employment,” “Qualified Termination of Employment” and correlative phrases for purposes of the Plan shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). (C) To the extent that (i) any payments or benefits to which the Participant becomes entitled under the Plan, or under any other plan, program or agreement maintained by the Company, in connection with the Participant’s termination of employment with the Company constitute deferred compensation subject to Code Section 409A and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Code Section 409A, then such payments or benefits shall not be made or commence until the earliest of (x) the expiration of the six (6) month and one day period measured from the date of the Participant’s separation from service (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein) from the Company; or (y) the date of the Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant’s beneficiary in one lump sum. For the purposes of this Section 5.5(C), the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Company. (D) To the extent any expense reimbursement or the provision of any in-kind benefit under the Plan is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

EXECUTIVE SEVERANCE PLAN (2020) Page 17 (E) In no event may Participant, directly or indirectly, designate the calendar year of any payment under this Plan, and to the extent required by Code Section 409A, any payment that may be paid in more than one taxable year (depending on the time that the Participant executes the Release Agreement) shall be paid in the later taxable year. (F) Nothing contained in this Plan shall constitute any representation or warranty by the Company or any Affiliate regarding compliance with Code Section 409A. Neither the Company nor any Affiliate has any obligation to take any action to prevent the assessment of any excise tax under Code Section 409A on the Participant and the Company and its Affiliates shall have no liability to any Participant with respect thereto. ARTICLE VI CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY 6.1 Determination of Need for Reduction. Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that the Accounting Firm shall have determined that any Payment to a Participant would be subject to the Excise Tax, then the Accounting Firm shall determine whether there is a Reduced Amount, and if so, the amount of the necessary reduction of the Participant’s Separation Payments to meet the definition of a Reduced Amount. All fees payable to the Accounting Firm with respect to this Section shall be paid solely by the Company. 6.2 Reduced Payments. (A) Notice of Reduced Payments and Reductions. If the Accounting Firm determines that there is a Reduced Amount under Section 6.1, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. The amount of the Separation Payment payable under Article V will then be reduced so that the aggregate Separation Payments equal the Reduced Amount. In the event that the Separation Payments have to be reduced to a Reduced Amount, the portions of the Separation Payments that would be paid latest in time will be reduced first and if multiple portions of the Separation Payments to be reduced would be paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro- rata. (B) Binding Determinations by Accounting Firm. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within sixty (60) days of a termination of employment of the Participant. (C) Timing of Payment. As promptly as practicable following such determination of the Reduced Amount, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this

EXECUTIVE SEVERANCE PLAN (2020) Page 18 Plan; provided that such payment or distribution shall be made no later than the sixtieth (60th) day following the Qualified Termination of Employment. (D) Overpayments and Underpayments. While it is the intention of the Company to reduce the amounts payable or distributable to a Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. (E) Overpayment. In the event that the Accounting Firm determines that an Overpayment has been made, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success, any such benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1 and 4999 or otherwise or generate a refund of such taxes, or (ii) such deemed loan would violate any applicable laws or regulations. (F) Underpayment. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid by the Company, within sixty (60) days following such determination by the Accounting Firm, to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Code Section 7872(f)(2). ARTICLE VII RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS 7.1 Restrictive Covenants. Each Participant shall be subject to the restrictive covenants set forth in this Article VII regardless of whether Participant becomes eligible to receive payments and benefits under this Plan. Recognizing the specialized nature of the Company and its Affiliates and in consideration of Participant’s employment or continued employment with the Company, Participant acknowledges and agrees that the duration, geographic scope and activity restrictions of the covenants in this Article are reasonable and will not prevent Participant from earning a living.

EXECUTIVE SEVERANCE PLAN (2020) Page 19 7.2 Noncompete. Participant acknowledges that Participant has obtained and will continue to obtain during employment with the Company, knowledge of Protected Information, customer relationships, know-how and goodwill that would, in the event Participant were to become employed by or otherwise associated with a competitor, cause irreparable harm to the Company and its Affiliates. In consideration of Participant’s inclusion under this Plan, during Participant’s employment with the Company and for a period of twelve (12) months after the termination of employment, Participant shall not directly or indirectly (as a director, officer, employee, shareholder, investor, partner, consultant or otherwise) provide services which are the same as, or compete with, the services Participant provided the Company in connection with the business of any person or entity who/which produces or sells any products or services: (i) that compete with those produced, sold or offered for sale by the Company or any Affiliate; or (ii) which the Company or an Affiliate has taken internal or external steps to sell or produce at Participant level, selling or producing during the twenty-four (24) months prior to the Participant’s termination of employment or during the twenty-four (24) months prior to Participant providing such services (both (i) and (ii) hereafter referred to as “Restricted Products/Services”). The geographic scope (the “Territory”) of each covenant in this Article shall be limited to those States and provinces in foreign jurisdiction in which the Company operates. Nothing in this Plan shall prohibit Participant ownership of securities of a corporation that is listed on a national securities exchange or traded in the national over-the-counter market in an amount that does not exceed (together with any indirect or attributed ownership) five percent (5%) of the outstanding shares of common stock of any such corporation. 7.3 Non-Solicitation. During Participant’s employment and for a period of twelve (12) months after the Participant’s termination of employment, Participant shall not: directly or indirectly (a) solicit for employment with an entity other than the Company or its Affiliates to perform services for the Company any individual who is employed by the Company or its Affiliates (an “Employee”) or any individual engaged as a consultant or independent contractor by the Company or its Affiliates (a “Contractor”); (b) encourage, induce, solicit or attempt to solicit any Employee or Contractor to terminate their employment or engagement as a Contractor with the Company or its Affiliates; (c) encourage, induce, solicit or attempt to solicit an Employee or Contractor to diminish the services provided to the Company or its Affiliates; (d) encourage, induce, solicit or attempt to solicit any business from any of the customers or potential customers of the Company or its Affiliates with which Participant had contact on behalf of the Company for the purposes of selling or providing the Restricted Products/Services; or (e) assist any third party with respect to any of the foregoing. Notwithstanding the foregoing, nothing in this Section shall: (i) prohibit Participant from offering employment to, or an independent contractor relationship with, any such person who initiates employment or independent contractor relationship discussions with Participant’s then current employer without any direct or indirect solicitation or involvement by Participant; or (ii) during the term of his employment with the Company, restrict Participant from encouraging any Employee to resign or any Contractor to terminate their engagement with the Company or Affiliate, or from terminating any Employee or Contractor of the Company or Affiliates, provided that such actions are in the best interest of the Company or its Affiliates.

EXECUTIVE SEVERANCE PLAN (2020) Page 20 7.4 Nondisclosure of Confidential Information. The Company has advised Participant and Participant acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information and that Protected Information has been and will be developed at substantial cost and effort to the Company and its Affiliates. Participant shall not at any time during employment with the Company, and for a period of twenty- four (24) months after the Participant’s termination of employment, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Participant’s employment), nor use in any manner, either during Participant’s employment with the Company or after termination for any reason, any Protected Information, or cause any such information of the Company to enter the public domain. This restriction shall remain in effect with respect to any Protected Information until such Protected Information becomes generally available to the public through no improper action or breach of this Section by Participant. Notwithstanding the limitations set forth above, Participant understands and agrees to keep any Protected Information that qualifies as a trade secret under the applicable law confidential for as long as such Protected Information remains a trade secret. Nothing in this provision will be construed to limit Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”). Further, Participant is hereby notified that under the Defend Trade Secrets Act of 2016: (i) no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that is: (x) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (y) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. 7.5 Nondisparagement. At all times, Participant agrees not to publicly disparage the Company, or any officer or member of the Board of Directors or otherwise make comments harmful to the Company’s reputation. However, nothing in this provision will be construed to prevent Employee from (i) testifying in response to a lawfully served subpoena, giving truthful testimony under oath, or otherwise complying with a lawful court or agency order; (ii) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other Government Agency; or (iii) communicating with, or cooperating or participating in any investigation or proceeding conducted by any Government Agency. 7.6 Return of Information and Other Property. On or before the last day of the Participant’s employment with the Company (or any other time upon the Company’s request), Participant shall deliver to the Company the original and all copies of all documents,

EXECUTIVE SEVERANCE PLAN (2020) Page 21 records and property of any nature whatsoever, including, without limitation, telephones, computers, automobiles and other tangible personal property and any records, documents or property created by Participant that are in Participant’s possession or control and that are the property of the Company or any of its Affiliates, except as authorized in writing or pursuant to the Company’s then existing policies permitting Participant to retain computers, cell phones or other items of Company property for their personal use. Participant further agrees that, within ten (10) days following the Participant’s termination of employment, the Participant shall deliver to the Company a certificate to the effect that all Protected Information and Company trade secrets stored on any computer owned by the Participant or owned by any person residing with the Participant has been deleted. 7.7 Assignment/Cooperation. Participant hereby irrevocable assigns, and upon future creation thereof hereby automatically assigns, to the Company, for no additional consideration and without requiring execution of any other documents, all of the Participant’s right, title and interest in and to all Inventions, as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including, without limitation, all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”). During Participant’s employment with the Company and at all times thereafter, upon the request of an authorized executive officer of the Company, Participant shall do any reasonable act and thing to assist the Company in any way to vest in the Company all of Participant’s right, title and interest in and to all Inventions, as well as all Intellectual Property Rights in the Inventions, and to obtain, defend and enforce the Company’s rights in all Inventions and Intellectual Property Rights therein, including, without limitation, agreeing to testify in any suit or other proceeding involving any Invention or document, to review, return or sign all documents that the Company reasonably determines to be necessary or proper, and to apply for, obtain or enforce any patents or copyrights relating to any Invention. The Company shall compensate Participant at a reasonable rate for time actually spent assisting the Company with any of the foregoing after the last day of Participant’s employment with the Company. 7.8 Breach of Restrictive Covenants. (A) Injunctive Relief. It is recognized and acknowledged by Participant that a breach of the covenants contained in this Article 7 shall cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Participant agrees that in the event of a breach of any of the covenants contained in this Article 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief without the need to post bond.

EXECUTIVE SEVERANCE PLAN (2020) Page 22 (B) Forfeiture and Clawback. If a Participant breaches any of the covenants contained in this Article 7, the Committee may, in its sole discretion, determine that the Participant (i) shall forfeit any unpaid portion of the payments or benefits provided pursuant to this Plan and/or (ii) shall repay to the Company any amounts previously paid to the Participant pursuant to this Plan. (C) Independent Enforcement. Each of the covenants set forth in Article 7 shall be construed as an agreement independent of (i) any other agreements, or (ii) any other provision in the Plan and the Participation Agreement, and the existence of any claim or cause of action by Participant against the Company, whether predicated on this Plan, the Participation Agreement, or otherwise, regardless of who was at fault and regardless of any claims that either Participant or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Article 7 of the Plan. The Company shall not be barred from enforcing any of the covenants set forth in Article 7 of the Plan by reason of any breach of the terms of this Plan, the Participation Agreement, or any other agreement with Participant. ARTICLE VIII OTHER TERMS AND CONDITIONS The Participation Agreement to be entered into pursuant to this Plan shall contain such other terms, provisions and conditions not inconsistent with this Plan as shall be determined by the Committee. Where appearing in this Plan or the Participation Agreement, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. Neither Company (including its Affiliates) nor the Committee makes any guarantee of any tax consequences of any payment or benefit under the Plan. Each Participant is solely responsible for his or her own tax consequences. ARTICLE IX NONASSIGNABILITY Each Participant’s rights under this Plan shall be nontransferable except by will or by the laws of descent and distribution. ARTICLE X UNFUNDED PLAN The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets. Neither the Company nor any Affiliate shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Company (including any Affiliate) nor the Committee shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company or an Affiliate to any Participant with respect to any

EXECUTIVE SEVERANCE PLAN (2020) Page 23 benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company or any Affiliate. ARTICLE XI MITIGATION AND SETTLEMENT OF CLAIMS 11.1 No Duty to Mitigate. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment. 11.2 Mandatory Arbitration. Notwithstanding anything contained in the Plan to the contrary, any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia. Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia. This Plan is construed under, to the extent not preempted by Federal law, enforced in accordance with and governed by, the laws of the State of Georgia. 11.3 Full Settlement. In the event that a Participant contests the Company’s interpretation of any provision of this Plan or the value of any Payment hereunder, and such Participant prevails through arbitration proceedings on at least a major point or significant portion of such contest, the Company agrees to reimburse the Participant, to the full extent permitted by law, all legal fees reasonably incurred by the Participant in such contest, up to a maximum of $50,000. Any amount payable under this Section 11.3 will be paid by the fifteenth (15th) day of the third month following the month of the delivery of the decision of the arbitrator finding in favor of the Participant, but only if the Participant provides evidence of such expenses incurred by Participant, which may be in the form, among other things, of a canceled check or receipt, within twenty (20) days following the entry of such decision. ARTICLE XII TERMINATION AND AMENDMENT OF THIS PLAN 12.1 Amendment and Termination of the Plan. Subject to Section 12.2, the Committee may terminate or amend the Plan at any time with twelve (12) months prior written notice to Participant; provided that immaterial, administrative modifications to the Plan shall not require any notice to Participate. 12.2 Participant Rights. Notwithstanding any provision of the Plan to the contrary, no termination or amendment of the Plan made (i) after a Participant incurs a Qualified Termination of Employment may have the effect of reducing or otherwise impairing the rights and benefits of such Participant under the Plan without the Participant’s written

EXECUTIVE SEVERANCE PLAN (2020) Page 24 consent and (ii) on or after the date of a Change in Control may be effective prior to the second anniversary of such Change in Control. ARTICLE XIII SUCCESSORS The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Plan and the Participation Agreements in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. ARTICLE XIV CLAIMS PROCEDURES 14.1 Claims Procedure. A Participant may file a written claim with the Committee if the Participant believes he or she did not receive all benefits to which he or she is entitled under the Plan. The written claim must be filed within sixty (60) days of the Participant’s Qualified Termination. In the event that a claim is denied, the Committee shall provide to the claimant written notice of the denial within ninety (90) days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Committee expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues. 14.2 Notice of Denial. If a Participant is denied a claim for benefits under the Plan, the Committee shall provide to such claimant written notice of the denial which shall set forth: (A) the specific reasons for the denial; (B) specific references to the pertinent provisions of the Plan on which the denial is based; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (D) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

EXECUTIVE SEVERANCE PLAN (2020) Page 25 14.3 Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to: (A) request a full and fair review of the denial of the claim by written application to the Committee; (B) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; (C) submit written comments, documents, records, and other information relating to the denied claim to the Committee; and (D) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. 14.4 Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Committee within sixty (60) days after receiving written notice of the denial. 14.5 Hearing. Upon receiving such written application for review, the Committee may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Committee received such written application for review. 14.6 Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place. 14.7 Counsel or Other Representative. All claimants requesting a review of the decision denying their claim for benefits may employ counsel or other representative for purposes of the hearing. 14.8 Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Committee shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Committee determines that the extension of time is required, the Committee shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on review. In the case of a decision adverse to the claimant, the Committee shall provide to the claimant written notice of the denial which shall include:

EXECUTIVE SEVERANCE PLAN (2020) Page 26 (A) the specific reasons for the decision; (B) specific references to the pertinent provisions of the Plan on which the decision is based; (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (D) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to pursue his claim under binding arbitration as required by Section 11.2. 14.9 Filing a Claim. No claim may be filed in a state or federal court regarding a denial of a claim for benefits under the Plan until the Participant has exhausted the administrative review procedures under the Plan as set forth in this Article XIV. ARTICLE XV ERISA RIGHTS Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to (if applicable to the Plan): Receive Information About Your Plan and Benefits • Examine, without charge, at the office of the Plan Administrator and at other specific locations such as worksites and union halls, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. • Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may request a reasonable charge for the copies. • Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report. Prudent Action by Plan Fiduciaries In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer, a union, or any other person, may fire a participant or otherwise discriminate against a participant in any way

EXECUTIVE SEVERANCE PLAN (2020) Page 27 to prevent that participant from obtaining a welfare benefit or exercising your rights under ERISA. Enforce Your Rights If a claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps the participant can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the plan administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court (although you may be required to complete the Plan’s appeals process or submit your claim to arbitration before a court will hear your claim). If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, you may institute an arbitration proceeding. The arbitrator will decide who should pay court costs and legal fees. If you are successful, the arbitrator may order the person you have sued to pay these costs and fees. If you lose, the arbitrator may order you to pay these costs and fees; for example, if it finds your claim is frivolous. Assistance with Your Questions If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration. ARTICLE XVI MISCELLANEOUS 16.1 General Plan Information. (A) Name, address and telephone number of Plan Sponsor (the Company): Mueller Group, LLC 1200 Abernathy Road NE Suite 1200

EXECUTIVE SEVERANCE PLAN (2020) Page 28 Atlanta, Georgia 30328 770-206-4092 (B) Employer identification number of Plan Sponsor: __________ (C) Plan number assigned to the Plan: _____ (D) Plan Year: January 1 – December 31 (E) Type of plan: Welfare benefit severance plan. (F) Form of Plan Administration: Self-administered by the Plan Sponsor. (G) Name, address and telephone number of the Plan Administrator: Mueller Group, LLC Compensation and Human Resources Committee 1200 Abernathy Road NE Suite 1200 Atlanta, Georgia 30328 770-206-4092 (H) Service of legal process may be made on the Plan Sponsor’s General Counsel at: Attention: General Counsel Mueller Group, LLC 1200 Abernathy Road NE Suite 1200 Atlanta, Georgia 30328 770-206-4137 (I) Service of legal process may also be made upon the Plan Administrator with a copy to the General Counsel. (J) Funding Medium: Benefits under the Plan are paid from the general assets of the Company and its Affiliates.

EXHIBIT A

MUELLER GROUP, LLC EXECUTIVE SEVERANCE PLAN

PARTICIPANTS AND SEVERANCE PAYMENTS AND BENEFITS

Group A – Miscellaneous / Legacy

Participant **(Date Entered Program)**	**General Severance Formula**	**Benefits Multiple**	**Outplacement Services Benefit****
Dave Johnston*** Director, Smart Infrastructure	One-Half (0.5) times Base Salary	Six (6)	Up to $12,000
Gregory Kirkland (5/13/2020)*** Senior Director, Internal Audit	One (1) times Base Salary	Twelve (12)	Up to $12,000
Donna Raines (5/14/2020)*** VP, Tax	One (1) times Base Salary	Twelve (12)	Up to $12,000

Group B – Vice President

Participant **(Date Entered Program)**	**General Severance Formula**	**Benefits Multiple**	**Outplacement Services Benefit****
Dale Speggen (6/01/2020) VP, GM Specialty Valve	One (1) times Base Salary PLUS prorated bonus calculated as provided in accordance with Section 5.2(B)	Twelve (12)	Up to $12,000
Richelle Feyerherm (5/22/2020)*** VP, Operations Controller			
Suzanne Smith (2/04/2021)*** VP, Chief Accounting Officer			
Adam Donnelly (6/23/2022) VP, GM Iron Gate Valves and Hydrants			
Elizabeth Speggen (1/09/2024)*** **VP, FP&A & Corporate Development**			

EXECUTIVE SEVERANCE PLAN (2020) Page 29

Group C – Senior Vice President

Participant (Date Entered Program)	**General Severance Formula**	**CiC Severance Formula**	**Pro Rata Bonus***	**Benefits Multiple**	**Outplacement Services Benefit****
Scott Floyd (5/22/2020) SVP, Segment Leader **Todd Helms (5/26/2020)** SVP, Chief Human Resources Officer **Andy Davies (1/1/2024)** SVP, Information Technology **Chason Carroll (1/1/2024)** SVP, GC & Corporate Secretary	One (1) times Base Salary PLUS prorated bonus calculated as provided in accordance with Section 5.2(B)	One (1) times the sum of (i) Base Salary and (ii) Target Bonus	Calculated as provided in accordance with Section 5.2(B)	Twelve (12)	Up to $25,000

Group D – Chief Financial Officer

Participant (Date Entered Program)	**General Severance Formula**	**CiC Severance Formula**	**Pro Rata Bonus***	**Benefits Multiple**	**Outplacement Services Benefit****
Future Chief Financial Officer	One and one-half (1.5) times Base Salary PLUS prorated bonus calculated as provided in accordance with Section 5.2(B)	One and one-half (1.5) times the sum of (i) Base Salary and (ii) Target Bonus	Calculated as provided in accordance with Section 5.2(B)	Eighteen (18)	Up to $25,000

Group E – Executive Vice President

Participant (Date Entered Program)	**General Severance Formula**	**CiC Severance Formula**	**Pro Rata Bonus***	**Benefits Multiple**	**Outplacement Services Benefit****
Future Executive Officer	Two (2) times Base PLUS prorated bonus calculated as provided in accordance with Section 5.2(B)	Two (2) times the sum of (i) Base Salary and (ii) Target Bonus	Calculated as provided in accordance with Section 5.2(B)	Eighteen (18)	Up to $25,000

EXECUTIVE SEVERANCE PLAN (2020) Page 30

EXECUTIVE SEVERANCE PLAN (2020) Page 31 Group F – Chief Executive Officer Participant (Date Entered Program) General Severance Formula CiC Severance Formula Pro Rata Bonus* Benefits Multiple Outplacement Services Benefit** Future Chief Executive Officer Three (3.0) times Base Salary PLUS prorated bonus calculated as provided in accordance with Section 5.2(B) Three (3) times the sum of (i) Base Salary and (ii) Target Bonus Calculated as provided in accordance with Section 5.2(B) Eighteen (18) Up to $25,000 * This pro rata bonus is provided in connection with a Change in Control and is in addition to the CiC Severance Formula payment amount. Target Bonus shall be adjusted on a pro rata basis based on the number of days Participant was employed during the applicable performance period in which Participant incurred a Qualified Termination of Employment. ** Outplacement Services Benefits shall be provided by Company from Participant’s date of termination of employment until the earlier of (i) 24 months following such date of termination or (ii) the date immediately prior to the date of Participant’s employment with a subsequent employer. *** Are not members of the Executive Leadership Team (“ELT”). All others listed are ELT members.

EXECUTIVE SEVERANCE PLAN (2020) Page 32 EXHIBIT B MUELLER GROUP, LLC EXECUTIVE SEVERANCE PLAN PARTICIPATION AGREEMENT I hereby agree to become a Participant in the Mueller Group, LLC Executive Severance Plan (the “Plan”), effective as of the date signed below. I acknowledge that I have received a copy of the Plan and summary plan description document. I acknowledge and agree that my participation in the Plan will be governed by the terms of this Participation Agreement and the Plan. If I should voluntarily terminate my employment with the Company for any reason at any time (other than for “Good Reason” following a “Change in Control”, as those terms are defined in the Plan), I hereby acknowledge and agree that I will immediately cease participation in the Plan and shall not be eligible for any payments or benefits under the Plan. I acknowledge and agree that any controversy or claim arising out of or relating to the Plan is required to be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia and that judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia. I hereby waive my right to file suit under the Employee Retirement Income Security Act of 1974, as amended, in the event of any such controversy or claim. _____ Initials You must return your signed Participation Agreement to the Company on or before the date two weeks from the date you received this Participation Agreement. If your Participation Agreement is not returned by this date, you will not become a Participant in the Plan unless you are designated again to participate by the Committee in its sole discretion. ________________________________________ Signature of Participant Name of Participant: _______________________ Title: ___________________________________ Date: ___________________________________